EXHIBIT 23.6





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated January 12, 1996, related to the consolidated financial statements of Century 21 Region V (Business Acquired By HFS Incorporated) as of and for the year ended July 31, 1995, included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996, and incorporated by reference in the Joint Proxy Statement of CUC International, Inc. and HFS Incorporated on Schedule 14a filed on August 28, 1997.



/s/ White, Nelson & Co.


Anaheim, California
December 16, 1997